UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 880-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        Robert G. Phillips (age 50) was elected as President and Chief Executive Officer of Enterprise Products GP, LLC (“Enterprise GP”), the general partner of Enterprise Products Partners L.P. (“Enterprise”), effective as of February 11, 2005. Mr. Phillips replaces O.S. Andras (age 69) as Chief Executive Officer of Enterprise GP, who announced his retirement from the position of Chief Executive Officer as of that date. Mr. Andras continues to serve as Vice Chairman and as a Director of Enterprise GP. Mr. Phillips also continues to serve as a Director of Enterprise GP.

        Mr. Phillips will serve as the President and Chief Executive Officer of Enterprise GP until the earlier of the date on which his successor is elected or designated or the date on which his term is terminated as a result of death, resignation, removal or otherwise.

        Mr. Phillips was elected President, Chief Operating Officer and a Director of Enterprise GP, effective September 30, 2004, which was the date of completion of the merger of GulfTerra Energy Partners, L.P. (“GulfTerra”) with a subsidiary of Enterprise (the “Merger”). Enterprise GP had agreed to elect Mr. Phillips to those positions in connection with the negotiation of the Merger Agreement providing for the Merger.

        Mr. Phillips served as a Director of GulfTerra’s general partner from August 1998 until the completion of the Merger. He served as Chief Executive Officer for GulfTerra and its general partner from November 1999 and as Chairman from October 2002 until the date of completion of the Merger. He served as GulfTerra’s Executive Vice President from August 1998 to November 1999. Mr. Phillips has also served as President of El Paso Field Services Company since June 1997. He served as President of El Paso Energy Resources Company from December 1996 to June 1997, President of El Paso Field Services Company from April 1996 to December 1996 and Senior Vice President of El Paso Corporation from September 1995 to April 1996. For more than five years prior, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc.

        Immediately prior to the date of completion of the Merger, Mr. Phillips owned 18,367 GulfTerra Common Units, which were converted into 33,244 Enterprise Common Units on the effective date of the Merger. On the day prior to the date of completion of the Merger, Mr. Phillips received a cash payment of $580,907.60 (less withholding of $243,021.05) and 8,367 GulfTerra common units from GulfTerra in exchange for the surrender and cancellation of his vested options to purchase 97,500 GulfTerra Common Units for a price of $34.99 per GulfTerra Common Unit.

        On September 30, 2004, Mr. Phillips was granted an option to purchase 500,000 Enterprise Common Units (“Common Units”) at an exercise price of $23.18 per Common Unit under Enterprise’s 1998 Long-Term Incentive Plan (the “Plan”). The option becomes exercisable in full on September 30, 2007 and expires on September 30, 2014. On October 12, 2004, Mr. Philips was awarded 42,553 restricted Common Units under the Plan, which restricted Common Units become fully vested on October 12, 2007.

        Mr. Andras served as President and Chief Executive Officer of Enterprise GP from April 1998 until the completion of the Merger, at which time he became Vice Chairman and Chief Executive Officer. Additionally, Mr. Andras has served as a Director of Enterprise GP since April 1998. Mr. Andras served as President and Chief Executive Officer and a Director of EPCO, Inc. (formerly Enterprise Products Company), from 1996 to February 2001 and currently serves as Vice Chairman of the Board and a Director of EPCO, Inc. EPCO, Inc. and its affiliates own 100% of the membership interests in Enterprise GP and approximately 39% of the outstanding Common Units as of the date of this report.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC, its General Partner

Date: February 14, 2005	By:	/s/ Michael J. Knesek
Name: Michael J. Knesek
Title: Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC